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                                                                   EXHIBIT 10.31



                       PLANET POLYMER TECHNOLOGIES, INC.
                               EXECUTIVE AGREEMENT


        THIS EXECUTIVE AGREEMENT (the "Agreement") is made and entered into this 17th day of October, 2000, by and between PLANET POLYMER TECHNOLOGIES, INC., a California corporation (the "Company"), and RICHARD C. BERNIER, an individual ("Executive").

                                    RECITALS

        A. The Company desires to be assured of the association and services of Executive for the benefit of the Company.

        B. Executive is willing and desires to be employed by the Company as the Company's President and Chief Executive Officer, and the Company is willing to employ Executive in the aforementioned capacity, upon the terms, covenants and conditions hereinafter set forth.

        C. The Company's Board of Directors (the "Board") is willing to appoint Executive and Executive is willing and desires to be appointed, as a director onto the Board, until the holding of the shareholders' annual meeting, in which case, the Company shall make reasonable efforts to promote the election of Executive as a director at such annual meeting.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

        1. Term.

               a. Employment Term. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period beginning on the date of this Agreement and ending on December 31, 2002 (the "Initial Term"). This Agreement may be terminated earlier as hereinafter provided in Section 5.

               b. Extension of Employment Term. The Company has the exclusive option to extend Executive's employment with the Company beyond the Initial Term for additional one-year terms. Any one-year term of employment after the Initial Term shall be hereinafter referred to as the "Extended Term."

               c. Requisite Notice. The Company shall give Executive at least one hundred eighty-three (183) calendar days' notice of its intent not to extend Executive's employment with the Company beyond the Initial Term, and any Extended Term, if any, before the expiration of Executive's employment with the Company ("Requisite Notice"). Subject to Section 5 below, Executive's employment with the Company shall not terminate until the Company has given



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Requisite Notice to Executive. Upon Executive's receipt of Requisite Notice (the
"Notice Date"), Executive's employment with the Company shall terminate one hundred eighty-three (183) calendar days from the Notice Date.

        2. Compensation.

               a. Signing Bonus. Upon the parties' execution of this Agreement, the Company shall issue to Executive a grant of 10,000 shares of the Company's common stock (the "Common Stock"), subject to the usual tax withholdings practice of the Company.

               b. Salary. As compensation for the services to be performed hereunder, Executive shall receive a salary at the rate of $205,000.00 per annum, payable in such installments and pay periods as shall comport with the Company's regular business practices, during the Employment Term. Executive may also receive such annual increases in his salary as may be determined by the Board in its sole discretion at its annual Board meeting or at such time as the Board may so determine.

               c. Incentive Bonus Plan. Executive shall be entitled to receive a bonus from the Company in the form as set forth below in subsections (1) and
(2):

                      (1) Year 1. Following the Company's Fiscal Year Ending December 31, 2001, Executive shall be entitled to a year-end bonus of 2.5% of each dollar of improvement in the Company's net losses (i.e., dollar decreases in the Company's net losses) in Fiscal Year Ending December 31, 2001, as compared to the Company's Fiscal Year Ending December 31, 2000, which shall be paid immediately after the final determination of the Company's 2001 financial results.

                      (2) Year 2 and Beyond. Following the Company's Fiscal Year Ending December 31, 2002, Executive shall be entitled to a year-end bonus of 2.5% of the Company's yearly EBT (earnings before tax), which shall be paid immediately after the final determination of the Company's financial results for the Company's previous fiscal year.

               d. Stock Options.

                      (1) Granting of Stock Options. Executive shall receive stock options to purchase up to 160,000 shares of the Common Stock (the "Stock Options") under the Company's 2000 Stock Incentive Plan (the "2000 Plan"). The strike price of the Stock Options shall be the price of the Common Stock on the date of this Agreement. The Stock Options shall be subject to a vesting schedule as follows:

                             (a) Starting January 1, 2001, 10,000 shares of the
Common Stock issuable under the Stock Options shall fully vest after the completion of each fiscal quarter of the Company, not to exceed 40,000 shares in the aggregate in any one fiscal year of the Company, until all of the Stock Options have fully vested.




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                             (b) If Executive's employment term is terminated
any time before the completion of a fiscal quarter, subject to this Agreement and to the 2000 Plan, Executive shall be entitled to receive a pro-rated amount of Stock Options, pro-rated on a daily basis, for the fiscal quarter in which employment is terminated.

               e. Moving Expenses. Executive shall be entitled to $13,000 for moving expenses, and reimbursement of interim living expenses of up to $3,000 per month until January 31, 2001, to cover hotels, meals, mileage, etc., upon Executive's furnishing of appropriate receipts to the Company.

               f. Benefits.

                      (1) Fringe Benefits. Executive may be entitled to normal executive fringe benefits which the Company may otherwise provide to its other employees, such as medical, dental and vision care, life insurance, long term disability group insurance, as well as any other benefits currently offered or proposed to be offered by the Company to its employees.

                      (2) Vacation Time. Executive shall be entitled to vacation time of 1.66 days per month of employment, up to twenty (20) days each year, without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he shall be allowed to rollover the remainder of any unused vacation time to the following year, not to exceed an aggregate of thirty (30) days of vacation time for any single year.

                      (3) Airline Clubs. Executive is entitled to be enrolled in up to two (2) annual memberships in any available airline/frequent flyer club.

               g. Taxes.

                      (1) The Company shall have the right to deduct or withhold from the compensation due Executive hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                      (2) Executive agrees to be governed by existing or new tax code decisions regarding restrictions to executive salary. In the event that any portion of the compensation paid by the Company to Executive is disallowed as an income tax deduction, under applicable Internal Revenue Code sections and the regulations promulgated thereunder, on an income tax return of the Company, Executive agrees to immediately repay to the Company the full amount of any such portion.

        3. Scope of Duties and Obligations of Executive.

               a. Duties. Executive shall serve as the President and Chief Executive Officer of the Company (and Director, if elected). In his capacity as President and Chief Executive



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Officer (and Director, if elected), Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall be specifically responsible for the strategic direction and product management of the Company. Such duties shall be exercised subject to the control and supervision of the Board of Directors of the Company.

               b. Consent of Board. Executive shall not, without specific approval of the Company's Board of Directors, do or contract to do any of the following above the Board approved applicable business plan budget item for the current fiscal year:

                      (1) Borrow on behalf of the Company during any one fiscal year an amount in excess of $10,000.

                      (2) Permit any customer of the Company to become indebted to the Company in an amount in excess of $100,000.

                      (3) Purchase capital equipment for the Company in excess of $20,000.

                      (4) Sell any single capital asset of the Company having a market value in excess of $10,000 or a total of capital assets during a fiscal year having a market value in excess of $20,000.

                      (5) Terminate the services of any other officer of the Company or hire any replacement of any officer whose services have been terminated.

                      (6) Commit the Company to the expenditure of more than $20,000 in the development and sale of new products or services.

               c. Scope of Duties. Executive hereby agrees to devote his full time, abilities and energy to the faithful performance of duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

               d. Corporate Opportunities. Executive shall not, during the term of this Agreement, be engaged in any other business activity without the prior consent of the Board of Directors of the Company; provided, however, that this restriction shall not be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliate.

               e. Non-solicitation. For a period of two (2) years after termination of Executive's employment by the Company, Executive agrees not to utilize confidential information to solicit, or cause to be solicited, any customers of the Company for purposes of promoting or selling any products or services competitive with those of the Company. In addition, for a period of two
(2) years after termination of Executive's employment with the Company, Executive hereby agrees not to solicit, or cause to be solicited, away from the



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Company any managerial level employees of the Company for purposes of having such employees engage or participate in any business enterprise, or become employed by anyone, in competition with the Company.

               f. Inevitable Disclosure. Furthermore, in order to protect the Confidential Information of the Company, Executive hereby agrees not to accept any employment or engage in any activities competitive with the Company for a period of two (2) years after termination of employment by the Company, if the Board of Directors reasonably determine that the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Executive to reveal any of the Confidential Information of the Company to which Executive had access during the Employment Term.

               g. Use of Name. The Company shall have the right to use the name of Executive as part of the trade name or trademark of the Company if it shall be deemed advisable to do so at any time, in the Company's sole discretion. Any trade name or trademark in which the name of Executive is a part, which is adopted by the Company during the employment of Executive, may be used thereafter by the Company for as long as the Company deems advisable, in its sole discretion.

                      (1) Executive shall not, either during the term of this Agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by the Company, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with the Company and unless that trade name or trademark excludes any words or symbol stating or suggesting a prior or current affiliation or connection by that other enterprise or its employees with the Company.

               h. Competing Business. During the term of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company.

               i. Indemnification. Executive shall indemnify and hold the Company harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Executive, not otherwise covered under the Company's general liability and/or directors' and officers' liability insurance policies.

        4. Intellectual Property.

               a. Confidentiality. Other than in the performance of his duties hereunder, Executive agrees not to disclose or otherwise cause to be communicated any Confidential Information to any person, firm or corporation, either during the term of his employment by the Company or at any time thereafter.



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               b. Definition. For the purposes of this Agreement, the term
"Confidential Information" shall mean information, material and trade secrets proprietary to the Company or to any related or affiliated entity or designated as confidential by the Company, whether or not owned or developed by the Company, which Executive develops, or which Executive may obtain knowledge of or access to, through or as a result of, Executive's relationship with the Company or with any related or affiliated entity (including information conceived, originated, discovered or developed in whole or in part by Executive). Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): discoveries, ideas, inventions, concepts, software in various states of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, economic and financial analyses, developments, processes, procedures, "know-how," marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, financial information and employee files. Confidential Information shall include information constituting a "trade secret" as defined in California Civil Code Section 3426.1. Confidential Information shall also include any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME EXECUTIVE FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH EXECUTIVE WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE, SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

               c. Ownership. Executive hereby agrees that all copyrights, trademarks, trade names, patents, patent applications, know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and books, videos, writings and other materials made by him or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company. Executive hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information; provided, however, that such assignment does not apply to any right which qualifies fully under California Labor Code
Section 2870.

               d. Right of First Refusal. Should Executive discover, prepare, formulate or develop anything that otherwise would be considered a trade secret or proprietary information owned by the Company pursuant to this Sections 4, except that:

                      (1) it was developed entirely on Executive's own time;

                      (2) no equipment, supplies, facility or trade secret of the Company was used in its development; and




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                      (3) it does not relate to the then current business or
actual or demonstrably anticipated research or development of the Company in said business; and

                      (4) it does not result from any work performed by Executive for the Company,

then the Executive shall own such items ("Executive's Invention"). Executive hereby grants to the Company a right of first refusal to negotiate with Executive for the commercial exploitation of Executive's Invention and hereby agrees to negotiate with the Company in good faith. Should the Company not exercise its right to negotiate, or should the parties not reach agreement within three (3) months, then Executive may exploit Executive's Invention in such manner as determined by Executive.

               e. Unfair Competition.

                      (1) Executive specifically agrees that he shall not misuse, misappropriate, or disclose or otherwise cause to be communicated, any trade secrets to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, subject to this Section 4, except as is required in the course of his employment hereunder.

                      (2) Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive in the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the facts that any such work, services or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, during the term of this Agreement or at any time thereafter.

                      (3) Executive further agrees that all files, records, documents, writings, drawings, specifications, equipment and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Board of Directors.

        5. Termination. The Company's employment of Executive may be terminated at any time during or after the Initial Term or any Extended Term (sometimes collectively or individually referred to as the "Employment Term") "for cause" or "without cause." For termination for cause, all of the compensation and benefits to which Executive was entitled, including, without limitation, the vesting of the Stock Options, shall cease upon the effective date of such termination.

               a. Termination for Cause. The Company may immediately and unilaterally, terminate the Employment Term and this Agreement "with cause" at any time during or after the Employment Term upon written notice to Executive setting forth the reason(s) for such



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immediate termination. Notwithstanding the foregoing, if the Company elects to terminate the Employment Term due to a material breach by Executive of this Agreement, the Company shall first provide Executive with written notice stating the nature of the breach by Executive and giving Executive fifteen (15) days in which to cure such breach, provided that such breach is curable. For purposes of this Agreement, the term "cause" shall mean any and all of the foregoing:

                      (1) Executive's willful and repeated failure to comply with the lawful written directions of the Company's Board of Directors;

                      (2) Executive's gross negligence or willful misconduct in the performance of duties to the Company;

                      (3) Executive's commission of any act of fraud with respect to the Company or the Company's business;

                      (4) Executive's conviction of or being formally charged with the commission of any felony;

                      (5) any misappropriation and/or intentional and unauthorized disclosure of the Company's confidential and/or proprietary information;

                      (6) Executive's use of drugs or any illegal substance, or his use of alcohol in any manner that interferes with the performance of his duties under this Agreement.

                      (7) Executive's chronic absence from work for reasons other than illness.

               b. Termination Without Cause.

                      (1) This Agreement shall be terminated upon the death of Executive.

                      (2) This Agreement shall be terminated at the will of the Company.

                      (3) The Company reserves the right to terminate this Agreement within three (3) months after Executive suffers any physical or mental disability that would otherwise prevent the performance of his duties under this Agreement. Such a termination shall be effective by giving ten (10) days written notice of termination to Executive.

                      (4) Termination under this section shall not be considered "for cause" for purposes of this Agreement. The effective date of termination under this subsection b. of Section 5 shall be sometimes referred to as the "Termination Date".



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               c. Effective Merger, Transfer of Assets, or Dissolution.

                      (1) This Agreement shall be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company.

                      (2) For purposes of this subsection, "merger" or "consolidation" shall also include the following:

                             (a) Any reverse merger in which the Company is the
surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the securities immediately prior to the merger; and

                             (b) An acquisition by any person or related group
of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of ownership of more than fifty percent (50%) of the Company's outstanding Common Stock, pursuant to a tender or exchange offer (other than a tender or exchange offer approved by the Board of Directors of the Company and the Board of Directors determines in its sole discretion that such offer shall not be considered a "merger" or "consolidation").

                      (3) Termination under this section shall not be considered "for cause" for the purposes of this Agreement.

        6.  Consulting Agreement.

               a. In the event that Executive's employment is terminated during the term of this Agreement by the Company without cause pursuant to Section 5b hereof, it is mutually agreed by the parties hereto that they shall execute and enter into a written Consulting Agreement, the key terms of which are as follows:

                      (1) Duration. The Consulting Agreement between the Company and Executive shall be for the shorter of (i) a term of twenty-four (24) months from the Termination Date or (ii) the number of months remaining in the Employment Term (the "Consulting Term").

                      (2) Consulting Services. During the Consulting Term, Executive agrees that he shall provide consulting services and input to the Company as the Company may request. Executive shall provide such consulting services as an independent contractor and shall not be considered an employee of the Company. The parties understand and agree that Executive's provision of consulting services to the Company during the Consulting Term may require that he be provided with or be privy to confidential and/or proprietary information of the Company.



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                      (3) Compensation. During the Consulting Term, the Company
shall pay to Executive a monthly consulting fee equal to what Executive was receiving as salary, excluding bonuses and incentives, at the time of the termination of his employment.

                      (4) Vesting of Stock Options. During the Consulting Term, Executive's Stock Options shall continue to vest as provided for in the Agreement.

                      (5) Benefits. As additional consideration for the execution of the Consulting Agreement, Executive shall be entitled to reimbursement of monies expended during the Consulting Term to continue receiving benefits previously received from the Company during the Employment Term.

                      (6) Outside Activities. During the Consulting Term, Executive may accept other employment and/or consulting work (the "Outside Activities"), so long as the Outside Activities do not involve Executive performing work for or in conjunction with any person or entity that competes with the business or the proposed business of the Company in any capacity similar to the capacity in which Executive performed work for the Company. The parties to the Agreement and to the Consulting Agreement agree that the aforementioned restriction is necessary to protect the Company's confidential and/or proprietary information, particularly given the fact that the consulting services to be rendered by Executive may require that Executive receive or be privy to confidential and/or proprietary information of the Company. Executive agrees that during the Consulting Term, he shall notify the Company in writing if he is considering participating in the Outside Activities, in advance of doing so, in order that the Company may ascertain whether Executive's participation in the Outside Activities would involve Executive's performance of work for a competitor in any capacity similar to that in which Executive performed work for the Company.

                      (7) Release. Executive agrees to release the Company from any and all claims which Executive may have had against the Company and which had arisen as of the Termination Date.

                      (8) Confidentiality. In addition to the applicable provisions of the Agreement, Executive agrees not to disclose or otherwise cause to be communicated any confidential information and/or proprietary information of the Company to any person, firm or corporation, either during the Consulting Term or at any time thereafter.

        7. Injunctive Relief. The Company and Executive hereby acknowledge and agree that (i) the services to be performed under this Agreement are of a special, unique, extraordinary and intellectual character that gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and (ii) any default under Section 4 above will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 4 above and without the proof of actual damage.



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        8. Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. The rights of the Company and Executive hereunder may not be assigned.

        9. Severability. Should any provision of this Agreement or application thereof be declared invalid, void or unenforceable for any reason, the validity and binding effect of the remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with the invalid, void or unenforceable provision eliminated. To this end, the provisions of this Agreement are severable.

        10. Governing Law. This Agreement is to be governed and construed in accordance with the laws of the State of California. Venue shall be proper for all purposes in San Diego County, California.

        11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be the same documents. Such counterparts may be executed and delivered in person or via facsimile.

        12. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.

        13. Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

        14. Arbitration; Attorneys' Fees and Costs.

               (1) Except as otherwise provided by law, any controversy or claim arising out of or relating to this Agreement, the relationship created hereby, the breach or termination thereof, or otherwise, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. By agreeing to arbitration under this paragraph, both Executive and the Company understand that they are agreeing to have any dispute relating to Executive's employment decided by a neutral arbitrator, and as to those disputes decided by the neutral arbitrator, Executive and the Company are giving up their right to a jury or court trial and, in addition, Executive and the Company waive any right to seek punitive damages.

               (2) In any arbitration, the prevailing party shall be entitled to recover from the losing party its reasonable costs and actual attorneys' fees. The "prevailing party" means the



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party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

        15. Waivers; Remedies. The failure of any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce any and every term and condition of this Agreement. Any remedies provided for herein are cumulative, and not in substitution for any other remedy any party may have at law or in equity. No delay on the part of any party in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof.

        16. Representation. The parties hereto acknowledge that each has read this Agreement, that each fully understands its rights, privileges and duties under this Agreement, and that each enters into this Agreement fully and voluntarily. Executive further acknowledges he has had the opportunity to consult with an attorney of his choice who is completely independent of and in no way connected with the Company, to explain the terms of this Agreement and the consequences of signing it.

        17. Headings. All paragraph headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

        18. Further Assurances. The parties agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such documents and other instruments and shall perform such acts and deeds as may be reasonably required or desirable to effectuate the transactions contemplated by this Agreement or to otherwise carry out the terms and conditions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Executive Agreement to be executed as of the date first set forth above.

"EXECUTIVE"                            "COMPANY"

/s/ RICHARD C. BERNIER                 Planet Polymer Technologies, Inc.,
-----------------------------          a California corporation
    Richard C. Bernier

                                       By: /s/ THOMAS A. LANDSHOF
                                           -------------------------------------
                                           Thomas A. Landshof, Director
                                           and Chairman of the
                                           Compensation Committee



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